Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARCUS BIOSCIENCES, INC.

The undersigned, Terry Rosen, hereby certifies that:

1.    He is the duly elected and acting Chief Executive Officer of Arcus Biosciences, Inc., a Delaware corporation.

2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 30, 2015 under the name of Arcus Biosciences, Inc.

3.    The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Arcus Biosciences, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2140 South Dupont Highway, in the City of Camden, County of Kent, Zip Code 19934. The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 274,952,194 shares, each with a par value of $0.0001 per share. Of the total shares, 153,993,327 shares shall be Common Stock and 120,958,867 shares shall be Preferred Stock.

(B)    Powers, Preferences, Rights, and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 49,725,000 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 34,653,462 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 36,580,405 shares. The powers, preferences, rights and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.    Dividend Provisions. No dividend (other than a dividend payable solely in Common Stock) shall be paid on shares of Common Stock unless in such fiscal year there shall have been paid, or set aside for payment in such fiscal year, dividends, out of any assets legally available therefor, at the rate of $0.06 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes”) with regard to the Series A Preferred Stock) per annum on each outstanding share of Series A Preferred Stock, $0.12 per share (as adjusted for Stock Split Changes with regard to the Series B Preferred Stock) per annum on each outstanding share of Series B Preferred Stock and $0.18 per share (as adjusted for Stock Split Changes with regard to the Series C Preferred Stock) per annum on each outstanding share of Series C Preferred Stock. Such Preferred Stock dividends shall not be cumulative and shall be payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). After payment of such Preferred Stock dividends, any additional dividends (other than a dividend payable solely in Common Stock) shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2.    Liquidation.

(a)    Preference. In the event of any Liquidation Transaction (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, from the assets legally available therefor prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Transaction (the amount payable with respect to a share of a particular series of Preferred Stock pursuant to this sentence is hereinafter referred to as the “Preferred Liquidation Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. For purposes of this Restated Certificate, “Original Issue Price” shall mean $1.00 per share (as adjusted for Stock Split Changes with regard to the Series A Preferred Stock) for each share of Series A Preferred, $2.02 per share (as adjusted for Stock Split Changes with regard to the Series B Preferred Stock) for each share of Series B Preferred Stock and $2.9524 per share (as adjusted for Stock Split Changes with regard to the Series C Preferred Stock) for each share of Series C Preferred Stock.

(b)    Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation, pro rata based on the number of shares of Common Stock held by each.

(c)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur upon the occurrence of a Liquidation Transaction. For purposes of this Restated Certificate, a “Liquidation Transaction” means (1) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation or the irrevocable licensing to a third party, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole (or, if substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), (2) a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, in each case other than any such transaction in which the holders of voting capital stock of the Corporation outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Corporation (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Corporation held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction) or (3) a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that a Liquidation Transaction shall not include any transaction or series of related transactions (A) principally for bona fide equity financing purposes or (B) effected exclusively for the purpose of changing the domicile of the Corporation. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Liquidation Transaction has occurred. The treatment of any particular transaction or series of related transactions as a Liquidation Transaction may be waived with respect to the Preferred Stock by the vote or written consent of the holders of at least sixty-five percent (65%) of the outstanding shares of Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis.

(ii)    Effecting a Liquidation Transaction.

(A)    The Corporation shall not have the power to effect a Liquidation Transaction unless the definitive agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and (b).

(B)    In the event of a Liquidation Transaction referred to in Section 2(c)(i)(1) or Section 2(c)(ii)(2)(y) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Liquidation Transaction, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidation Transaction advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock; and (iii) if the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as converted basis) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Liquidation Transaction, the Corporation shall use the consideration received by the Corporation for such Liquidation Transaction (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), no later than the one hundred fiftieth (150th) day after such Liquidation Transaction, to redeem all outstanding shares of Series A Preferred Stock, all outstanding shares of Series B Preferred Stock and all outstanding shares of Series C Preferred Stock at a price per share equal to the applicable Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock with equal priority in proportion to the preferential amount each such holder would otherwise be entitled to receive, to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2(c)(ii)(C), the Corporation shall not expend or dissipate the consideration received for such Liquidation Transaction, except to discharge expenses incurred in connection with such Liquidation Transaction or in the ordinary course of business. In connection with a distribution or redemption provided for in this Subsection 2(c)(ii)(B), the Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock. Each Redemption Notice shall state:

(1)    the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the date specified in the Redemption Notice;

(2)    the redemption date and the price per share at which the shares of Preferred Stock are being redeemed; and

(3)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(iii)    Valuation of Consideration. In the event of a Liquidation Transaction, if all or a portion of the consideration received by the Corporation is other than cash, its value will be set at its fair market value. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability:

(1)    If traded on a securities exchange, the value shall be based on the formula specified in the Merger Agreement or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on the formula specified in the Merger Agreement or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iv)    Effect of Noncompliance. In the event the requirements of this Section 2(c) or the notice requirements of Article IV(D)(2) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until such requirements have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately before the date the notice of the Liquidation Transaction should first have been sent pursuant to Article IV(D)(2).

(d)    Allocation of Contingent Consideration. In the event of a Liquidation Transaction pursuant to Section 2(c)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to stockholders of the Corporation subject to contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

3.    Redemption. Other than in connection with a Liquidation Transaction as provided in Section 2(c)(ii)(B), the Preferred Stock is not redeemable at the option of the holder thereof. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Subject to Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the date specified by the vote or written consent of the holders of at least 65% of the then-outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis or (ii) immediately before the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering on NASDAQ, the New York Stock Exchange or other internationally recognized stock exchange pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate gross proceeds to the Corporation of at least $30,000,000 (a “Qualified Public Offering”).

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately before the close of business on (i) the date of such surrender of the shares of such series of Preferred Stock to be converted together with written notice of conversion or (ii) if applicable, at the time of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately before the closing of such sale of securities or such Liquidation Transaction.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Stock Splits, Stock Dividends, Combinations/Reverse Splits and Dilutive Issuances. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    Stock Splits and Dividends. In the event the Corporation should at any time after the date of filing of this Restated Certificate (the “Filing Date”) effectuate a split or subdivision of the outstanding shares of Common Stock or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in securities or rights convertible into or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such split or subdivision or as of such record date (or the payment date of such dividend or distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be decreased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the split, subdivision or record date (or payment date) and whose denominator is (a) in the case of a split or subdivision, the number of shares of Common Stock outstanding immediately after the split or subdivision, (b) in the case of such a dividend or distribution record date, the sum of the number of shares of Common Stock outstanding immediately before such record date plus the number of shares of Common Stock issuable in such dividend or distribution, and (c) in the case of such a dividend or distribution paid without the setting of a record date, the sum of the number of shares of Common Stock outstanding immediately before such dividend or distribution plus the number of shares of Common Stock issued in such dividend or distribution.

(ii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, as of such reverse split or combination, the Conversion Price for the Preferred Stock shall be increased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the reverse split or combination and whose denominator is the number of shares of Common Stock outstanding immediately after the reverse split or combination.

(iii)    Issuance of Additional Shares below Conversion Price. If the Corporation should issue, at any time after the Filing Date, any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately before the issuance of such Additional Shares, the Conversion Price for such series in effect immediately before each such issuance shall automatically be adjusted as set forth in this Section 4(d)(iii), unless otherwise provided in this Section 4(d)(iii).

(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(iii), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price then-in-effect; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(iii)(C) below.

(B)    Definition of “Additional Shares”. For purposes of this Section 4(d)(iii), “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(iii)(C)) by the Corporation after the Filing Date, other than the following shares of capital stock (collectively, “Exempted Securities”):

(1)    Capital stock issued or issuable pursuant to stock splits and stock dividends, as described in Section 4(d)(i) hereof;

(2)    Common Stock or options to purchase Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation or its direct or indirect subsidiaries, or other persons performing services for the Corporation or its direct or indirect subsidiaries, pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(3)    Capital stock, or options or warrants to purchase capital stock, issued or issuable to lenders or lessors in connection with commercial credit arrangements, equipment financings, commercial or real property lease transactions or similar transactions;

(4)    Capital stock, or options or warrants to purchase capital stock, issued or issuable as a component of any business relationship for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital;

(5)    Capital stock, or warrants or options to purchase capital stock, issued or issuable in connection with bona fide acquisitions, mergers or similar transactions;

(6)    Capital Stock issued or issuable upon the conversion, exercise or exchange of any convertible securities outstanding as of the first issuance of Series C Preferred Stock;

(7)    Common Stock issued or issuable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock;

(8)    Common Stock issued or issuable in connection with a Qualified Public Offering; and

(9)    Capital Stock issued or issuable as a result of the antidilution provisions of this Section 4.

(C)    Rules Regarding Common Stock Equivalents. If (whether before, on or after the Filing Date), Common Stock Equivalents are issued, the following provisions shall apply for all purposes of this Section 4(d)(iii):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(iii)(F)).

(2)    In the event of any change in the number of shares of Common Stock deliverable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock Equivalents that remain convertible, exchangeable or exercisable and the number of shares of Common Stock previously actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D)    No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(iii), except to the limited extent provided for in Sections 4(d)(iii)(C)(2) and 4(d)(iii)(C)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(iii) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately before such adjustment.

(E)    No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made before three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F)    Determination of Consideration. In the case of the issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined by the Board of Directors.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

(h)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(i)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty-six percent (66%) of the outstanding shares of Series A Preferred Stock, any downward adjustment of the Conversion Price of Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty-six percent (66%) of the outstanding shares of Series B Preferred Stock and any downward adjustment of the Conversion Price of Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Series C Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.    Voting Rights.

(a)    Except as otherwise expressly provided herein or by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)    Notwithstanding the foregoing Section 5(a), (i) the holders of the outstanding shares of Common Stock, voting together as a separate class, shall have the right at all times to elect two (2) members of the Board of Directors (such members, the “Common Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office the Common Directors and to fill any vacancy caused by the resignation, death or removal of the Common Directors, (ii) so long as at least 14,000,000 shares of Series A Preferred Stock remain outstanding (as adjusted for Stock Split Changes), the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, shall have the right at all times to elect one (1) member of the Board of Directors (such member, the “Series A Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office the Series A Director and to fill any vacancy caused by the resignation, death or removal of the Series A Director, and (iii) the holders of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis, shall have the right at all times to elect all remaining members of the Board of Directors (such members, the “Joint Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office the Joint Directors and to fill any vacancy caused by the resignation, death or removal of the Joint Directors. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

6.    Protective Provisions.

(a)    So long as at least 12,000,000 shares of Preferred Stock remain outstanding (as adjusted for Stock Split Changes), the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval of at least 65% of the then outstanding shares of Preferred Stock, voting together as a class:

(i)    amend, alter, waive, repeal or otherwise change the rights, powers, preferences or privileges, or the restrictions, qualifications or limitations, of the shares of Preferred Stock or any series thereof in a way that affects adversely the shares of such class or series;

(ii)    increase or decrease (other than a decrease following conversion as contemplated in Section 7 below) the total number of authorized shares of Common Stock, Preferred Stock or any other capital stock of the Corporation or any series thereof;

(iii)    create or authorize the creation of (by reclassification or otherwise) or issue or obligate itself to issue any equity security (or any other security convertible into or exercisable for any such equity security) having rights, preferences or privileges with respect to the distribution of assets upon any Liquidation Transaction, the payment of dividends, or rights of redemption, that are senior to or on parity with any series of Preferred Stock in respect of any such right, preference or privilege;

(iv)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) (or cause or permit any subsidiary to so redeem, purchase or otherwise acquire) any share or shares of Preferred Stock, Common Stock or other capital stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no greater than the lower of cost or then current fair market value from current or former employees, officers, directors, consultants or other persons who perform or performed services for the Corporation or any direct or indirect subsidiary of the Corporation in connection with the cessation of such employment or service, pursuant to agreements approved by the Board of Directors;

(v)    amend, alter or repeal any provision of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws;

(vi)    effect a Liquidation Transaction or any other merger or consolidation of the Corporation, or consent to or approve any of the foregoing;

(vii)    declare or pay any dividends on any class of the Corporation’s capital stock, other than dividends payable in additional shares of Common Stock or securities convertible into or exercisable for shares of the Corporation’s Common Stock;

(viii)    change the number of authorized members of the Board of Directors;

(ix)    increase the number of shares reserved for issuance under any existing equity incentive plan or adopt a new equity incentive plan;

(x)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(xi)    take any action that creates, issues, or authorizes the creation or issuance of any debt security, or permits any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $10,000,000.

(b)    So long as at least 10,000,000 shares of Series C Preferred Stock remain outstanding (as adjusted for Stock Split Changes), the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval of at least 84% of the then outstanding shares of Series C Preferred Stock, voting together as a separate class:

(i)    amend, alter, waive, repeal or otherwise change the rights, powers, preferences or privileges, or the restrictions, qualifications or limitations, of the shares of Series C Preferred Stock in a way that affects adversely the shares of such series; provided, however, that the designation of a new series of Preferred Stock will not be deemed to adversely affect the rights, powers, preferences or privileges, or the restrictions, qualifications or limitations of the shares of Series C Preferred Stock; or

(ii)    increase or decrease (other than a decrease following conversion as contemplated in Section 7 below) the total number of authorized shares of Series C Preferred Stock.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be retired and may not be re-issued by the Corporation, and the Corporation shall take all such steps as are necessary to cause this Restated Certificate to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.    Repurchases of Shares. For purposes of Section 500 of the California Corporations Code (to the extent applicable), repurchases of shares may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with a repurchase of shares, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

(C)    Common Stock.

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.    Redemption. The Common Stock is not mandatorily redeemable.

4.    Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(D)    Notices.

1.    Notices. Any notice required by the provisions of this Restated Certificate to be given to stockholders shall be deemed given, subject to the additional provisions outlined below, if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation. Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares that are entitled to such notice rights.

2.    Notices of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days before the stockholders’ meeting (if any) called to approve such Liquidation Transaction, or 10 days before the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of Section 2 of Article IV(B) and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

3.    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each affected class, at least 10 days before the date on which a record shall be taken for such dividend, distribution or right, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE V

Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Hayward, California, on November 3, 2017.

/s/ Terry Rosen
Terry Rosen, Chief Executive Officer